Exhibit 3.1

SIGA TECHNOLOGIES, INC.
AMENDMENT TO AMENDED AND RESTATED BY-LAWS

Pursuant to a vote of the Board of Directors of SIGA TECHNOLOGIES, INC., a Delaware corporation (hereinafter the “Corporation”), dated December 8, 2016, the Amended and Restated By-laws of the Corporation are to be amended as follows, effective as of date of this amendment:

RESOLVED, that under Article III, BOARD OF DIRECTORS of the Corporation’s By-laws, Section 3.1 be, and hereby is, deleted and replaced in its entirety replaced with the following:

3.1          NUMBER, TENURE AND QUALIFICATIONS.  The number of directors which shall constitute the whole board shall be such number of members, not less than Three (3) nor more than Twelve (12), as the board of directors may from time to time determine by resolution.  The directors shall be elected at the annual meeting of the stockholders, except as provided in section 3.2 of this Article, and each director elected shall hold office until his or her successor is elected and qualified, or until his or her earlier resignation or removal.  Directors need not be stockholders.

December 8, 2016